Exhibit 5.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637
December 13, 2018
Main Tel +1 312-782-0600 Main Fax +1 312-701-7711 www.mayerbrown.com

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, Nevada 89109

Ladies and Gentlemen:

This opinion is furnished in connection with the registration statement on Form S-8 (the “Registration Statement”) of Caesars Entertainment Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance from time to time by the Company of up to (i) $20,000,000 of deferred compensation obligations (the “Executive Obligations”) under the Caesars Entertainment Corporation Executive Supplemental Savings Plan III (the “Executive Plan”), and (ii) $2,500,000 of deferred compensation obligations (the “Director Obligations,” and, together with the Executive Obligations, the “Obligations”) of the Company under the Caesars Entertainment Corporation Outside Director Deferred Compensation Plan (the “Director Plan,” and, together with the Executive Plan, the “Plans”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the authentic original documents of all documents submitted to us as copies and that the statements regarding matters of fact in the certificates, agreements and documents that we have examined are accurate and complete.

Based on the foregoing, we are of the opinion that the Obligations have been duly authorized for issuance and, when issued in accordance with the terms of the respective Plans, will be legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms and the terms of the respective Plans, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally or by general principles of equity (whether in an action at law or a proceeding in equity).

The opinion expressed above is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required by the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP